Exhibit 4.5

16 October 2002

Mr Hugh Harley
Executive General Manager
Sales & Service
Retail Banking Services
1st Floor, 175 Pitt Street
SYDNEY NSW

Dear Hugh

I am delighted to confirm your appointment to the Level 6 role of Group Executive, Retail Banking Services. In this role you will report direct to me and will be a member of the Bank’s Executive Committee. Your current terms and conditions will remain the same with the exception of your remuneration package.

Your new remuneration arrangements will be:

Base (TC-I-S)	$540,000
Superannuation	$38,880
(Superannuation Salary $432,000)

Total Fixed Remuneration	$578,880

STI Potential	$430,000
LTI Potential (approx)	$693,000

Total Potential Remuneration	$1,701,880

Your grant under the Equity Reward Plan (ERP) for 2002 will be 22,000 shares.

The performance benchmarks against which the short-term incentive will be measured will be on the same basis already established for RBS this financial year .Your delegated authorities in your new role are those already in place for the Group Executive, Retail Banking Services.

Hugh, congratulations on this significant career move. I look forward to working closely with you in the development of both the RBS and Bank-wide business for our customers and our people.

Yours sincerely

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All Blanks to be Completed

EMPLOYMENT AGREEMENT

BETWEEN

COMMONWEALTH BANK OF AUSTRALIA (the Bank)

AND

Hugh Douglas Harley (Employee)

1.	Where the Employee is employed by the Bank immediately preceding date of this Agreement, the Employee and the Bank agree to vary terms and conditions of employment to those set out herein.

2.	Where the Employee is not employed by the Bank immediately preceding date of this Agreement, the Bar agrees to employ the Employee and the Employee agrees to serve the Bank on the terms and conditions employment set out herein.

3.	This Agreement comes into effect on and from 1 July 1999 (insert operative date).

4.	The Employee shall be employed as an executive of the Bank and shall serve at any location where the Bar or one of its related bodies operates.

5.	(i) The Employee shall observe and be subject to the provisions of the Bank’s instructions (and [ILLEGIBLE] instructions of its subsidiaries, as appropriate) except as varied herein.

(ii)	The Bank owns all right, title and interest, including without limitation, all industrial and intellectual property rights, in all the Employee’s work product and any discovery or invention or process or improvement in procedure relating to that work product made or discovered by the Employee during the term of this Agreement whether solely or jointly with others.

(iii)	The Employee will, if required by the Bank, execute such documents and do such acts and things as the Bank may require to effect the assignment to the Bank of the industrial and intellectual property rights in the Employee’s work product.

(iv)	Where the Employee’s work product includes intellectual property rights of the Employee existing prior to the Employee’s employment by the Bank, the Employee shall notify the Bank of those rights and grant the Bank a licence to use that work product as the Bank sees fit, including reproducing and making adaptations of or alterations to any part of that work product, and without acknowledging the authorship or part authorship of the work product.

(v)	The Employee must return to the Bank at the time the Employee ceases to work for the Bank all originals and copies in any form (including computer data) of all books, records and documents relating to the Employee’s duties, functions and responsibilities as an employee of the Bank.

6.	This Agreement may be terminated -

♦	by agreement in writing between the parties at any time; or

♦	except in circumstances of misconduct, by four weeks’ written notice by either party to the other party.

In either circumstance, reason for termination shall not be required.

7.	Where termination of employment is initiated by the Bank other than for misconduct or unsatisfactory performance, the Bank will, in addition to payments made under Clause 15, pay to the Employee compensation of an amount equivalent to 0.50 times Gross Remuneration as set out in the attached Annexure.

The Bank will not be under any obligation to pay any further compensation on termination other than as set out in this Clause or in Clause 8.

8.	This Clause applies only where the Employee was already employed by the Bank immediately preceding the date of this Agreement. In the case where the position occupied by the Employee becomes redundant and the Bank is unable to place the Employee in an alternative position with the Bank or one of its related bodies, in keeping with the Employee’s skills and experience, the compensation payment for the Employee will be calculated on the basis of the greater of -

♦	the amount of $59,217 (in addition to payments made under Clause 15); or

♦	the amount calculated in terms of Clause 7.

9.	Cash remuneration and other benefits, constituting the Gross Remuneration package to which the Employee is entitled under this Agreement, are scheduled in the Annexure. All figures are expressed on an annual equivalent basis. Method of valuation and specific conditions are also shown.

10.	The Cash component of the Employee’s Gross Remuneration package shall be paid on a fortnightly basis, each fortnight representing 14/365 of the value shown in the Annexure.

11.	The Gross Remuneration package as set out in the Annexure shall be reviewed annually by the Bank, having regard to the Employee’s work performance and market rates of remuneration.

Any variation to the Gross Remuneration package agreed as a result of such a review will be documented by completion of a fresh Annexure, signed by both parties. In the absence of agreement, the then existing Gross Remuneration package will continue to apply.

12.	The Employee shall be entitled to retire from the Bank’s service at any time after attaining age 55.

Retirement on the grounds of physical or mental incapacity may be approved, or effected, by the Bank at any age where it is satisfied that medical evidence warrants that action.

The Employee agrees to give the Bank 6 months notice of intention to retire.

13.	The Employee must be a member of the Officers’ Superannuation Fund.

14.	The Employee’s remuneration shall be regarded as satisfying their entitlements other than the following:

♦	20 days annual leave - in accordance with the Bank’s staff policy. Annual leave cannot be accrued beyond 40 days without Bank agreement.

♦	Long service leave - in accordance with the Bank’s staff policy.

♦	Personal illness or injury - paid leave on account of genuine and personal illness or injury is available in accordance with the Bank’s staff policy.

♦	Parental Leave -

6 weeks paid maternity leave/adoption leave applies where a female executive has at least 52 weeks continuous service.

With at least 52 weeks continuous service, 1 weeks paid paternity leave for male executives applies.

For all executives, up to 52 weeks unpaid parental leave applies to the primary care-giver, in accordance with the Bank’s staff policy. (Any paid parental leave, where applicable, is included in this quantum.)

Existing staff as at 31 January 1996 will retain parental leave entitlements existing as at that date.

Authorised expenses will be reimbursed in accordance with the Bank’s policy.

15.	Upon termination of this Agreement, the calculation of payments in lieu of accrued but unused annual and long service leave entitlements shall be based on the Cash component of remuneration as shown in the attached Annexure.

16.	Any variation to this Agreement agreed between the parties shall be in writing.

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17.	The parties shall attempt to settle by the process of mediation any dispute arising out of this Agreement not resolved within fourteen days (or within such further period as the parties may agree is appropriate).

The time limit for resolution within the mediation process is 4 weeks. If the parties to the dispute cannot agree within that time limit then they may take whatever action they see fit in the circumstances.

The Bank will bear the costs of the mediation process.

SIGNED by the said	/s/ Hugh Harley	10/9/99 Date

SIGNED for and on behalf of	/s/ Dennis Crowcroft	13/9/99 Date

COMMONWEALTH BANK OF AUSTRALIA

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Contract Variation

It is agreed that the following variations will apply to my employment Agreement and terms and conditions of service.

Annual Leave

(i)	Annual leave will accrue at the rate of 20 working days [ILLEGIBLE] subject to:-

•	from 1/1/03, accrued leave not being more than 40 days at any point including leave accrued on the anniversary of employment;

•	from 1/1/04, accrued leave not being more than 30 days at any point including leave accrued on the anniversary of employment.

(ii)	A minimum of 10 days annual leave must be taken annually.

(iii)	Annual leave in excess of 40 days at 1/1/03 will be forfeited and the excess will be paid by way of a credit to superannuation.

(iv)	Annual leave in excess of 30 days at 1/1/04 will be forfeited and the excess will be paid by way of a credit to superannuation.

Long Service Leave

Long service leave on half pay basis will not be available.

Mediation

The clause covering mediation is deleted.

Payment for Accrued Leave

Payments for accrued annual leave and long service leave at termination of employment will be based on the Gross Remuneration (TC-I-S) amount as shown in the Agreement annexure.

Signed by the said	/s/ Hugh Harley

2/10/01 (date)

Signed for and on behalf of
COMMONWEALTH BANK OF AUSTRALIA	/s/ Carol Limmer

2/10/01 (date)

EMPLOYEE REMUNERATION SCHEDULE	Page No.: 1
Run Date: 16/10/2002
Run Time: 15:18:18

EmplID: 00131811
Name: Harley, Hugh

Department/Branch: 009370	GM RETAIL S&S SYSTEMS

Status: Proposed	Confirmed: No
Effective Date: 15/10/2002	Model No: 0

GROSS REMUNERATION (Total Package Value) :	$540,000.00

Pkg Health Society Subsidy	$688.00
Pkg Health Society Subsidy FBT	$647.96

Pkg Cash Salary	$538,664.04

SUPERANNUATION
Pkg OSF Division F
Cost of Employer provided Superannuation

(Notional for Defined Benefits Superannuation)	$38,880.00

Salary for Superannuation Purposes:	$432,000.00

			Cash Salary
Pay Frequency	Cash Salary (Gross)	Tax	(Net Before Deductions)
Yearly	$538,664.04	$248,819.15	$289,844.89
Fortnightly	$20,661.09	$9,543.75	$11,117.34

/s/ Hugh Harley	/s/ Carol Limmer

Employee Signature 17/10/02 Date	Bank Representative Signature 17/10/02 Date

	EMPLOYEE REMUNERATION SCHEDULE	Page No.: 1
Run Date: 09/09/2003
Run Time: 13:00:20
Empl ID: 00131811
Name: Harley, Hugh

Department/Branch: 012091	HEAD OF RBS

Status: Proposed	Confirmed: Yes
Effective Date: 01/07/2003	Model No: 0

GROSS REMUNERATION(Total Package Value):		$700,000.00

Pkg Health Society Subsidy	$638.00
Pkg Health society Subsidy PBT	$647.96

Pkg Cash Salary	$698,684.04

SUPERANNUATION
Pkg OSF Division F
Cost of Employer provided Superannuation
(Notional for Defined Benefits Superannuation)		$50,400.00

Salary for Superannuation Purposes:	$560,000.00

	Cash Salary		Cash Salary
Pay Frequency	(Gross)	Tax	(Net Before Deductions)
Yearly	$595,664.04	$325,847.74	$372,816.30
Fortnightly	$26,798.07	$12,498.27	$14,299.80

/s/ Hugh Harley	/s/ Carol Limmer

Employee Signature	Bank Representative Signature

10/9/03	11/9/03

Date	Date